Rebecca, I bet you a hundred bucks... Inbox ×

That you've probably never heard of this artist.

We're ahead of the market on this one...

Some of his most renowned works are starting to really gain auction house interest (we already have two).

He's one of the art world's best-kept secrets— "if you know, you know," says The Guardian.

Over the last 36 months, he's outpriced auction-house estimates by 41%[1].

His first offering sold out in hours...

Take a look here... worth the hype?

56% SOLD OUT

Best,
Anthony DeSimone
—

SVP, Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281

[1] Source: www.artsy.net

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